                                   EXHIBIT 2

                     AGREEMENT AND PLAN OF REORGANIZATION

                         AGREEMENT AND PLAN OF MERGER
                                      OF
                            LEWISTOWN TRUST COMPANY
                                 WITH AND INTO
                           THE JUNIATA VALLEY BANK,
                         A WHOLLY OWNED SUBSIDIARY OF
                        JUNIATA VALLEY FINANCIAL CORP.


     THIS AGREEMENT AND PLAN OF MERGER ("Agreement") made and entered into this 30TH day of December, 1997 by and among LEWISTOWN TRUST COMPANY ("Lewistown"), a Pennsylvania trust company organized and existing under the laws of the Commonwealth of Pennsylvania, having its headquarters at P. O. Box 270, 100 East Market Street, Lewistown, Pennsylvania 17044; THE JUNIATA VALLEY BANK ("JVB"), a Pennsylvania chartered banking institution, having its headquarters at Box 66, Bridge and Main Streets, Mifflintown, Pennsylvania 17059; and JUNIATA VALLEY FINANCIAL CORP. ("Juniata"), a Pennsylvania business corporation having its corporate headquarters at Box 66, Bridge and Main Streets, Mifflintown, Pennsylvania 17059.

     WHEREAS, the Boards of Directors of Lewistown, JVB, and Juniata deem it advisable and in the reasonable best interest of their respective shareholders that under and pursuant to the terms and conditions herein set forth, Lewistown be merged with and into JVB (the "Merger"); and

     WHEREAS, this Agreement has been approved by the Board of Directors of each party hereto; and

     WHEREAS, the parties hereto desire to adopt this Agreement as a Plan of Merger and to consummate the Merger in accordance with the provisions of
Section 368(a)(1)(A) of the Internal Revenue Code of 1986, as amended.

     NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, acting pursuant to resolutions of their respective Boards of Directors, and in accordance with the provisions of the laws of the Commonwealth of Pennsylvania, Lewistown, JVB, and Juniata hereby agree as follows:

                                   ARTICLE I
                                  THE MERGER

     1.1 Lewistown shall be merged into JVB upon the terms and provisions of this Agreement and under the Articles of Incorporation and By-Laws of JVB (subject to future alteration, amendment, or repeal). The Merger shall be pursuant to the provisions of, and with the effect provided in, the Pennsylvania Banking Code of 1965 as amended and shall be expressly conditioned upon receipt of all necessary regulatory and corporate approvals.

     1.2 The name of the surviving banking institution shall be THE JUNIATA VALLEY BANK. The Articles of Incorporation and the Bylaws of the surviving banking institution shall be the Articles of Incorporation and the Bylaws of JVB in effect immediately prior to the Merger.

     1.3 The business of the surviving banking institution after the Effective Date of the Merger shall be a Pennsylvania chartered banking institution which shall be conducted by JVB at its main office as then located and at its legally established branches including all branches and the main office of Lewistown immediately prior to the Merger.

     1.4 At the Effective Date of the Merger, the separate existence of Lewistown shall cease and JVB, as the surviving entity, shall continue unaffected and unimpaired by the Merger and shall be liable for all of the liabilities of Lewistown existing at the Effective Date.

     1.5 All assets, rights, privileges, immunities, powers, franchises and interests of Lewistown in and to every type of property (real, personal and mixed) and choses in action, as they exist as of the Effective Date, shall pass and be transferred to and vest in JVB by virtue of the Merger on the Effective Date without any deed, conveyance or other transfer; the separate existence of Lewistown shall cease and the existence of JVB as the surviving Pennsylvania chartered bank and as a Pennsylvania chartered banking institution organized under the Pennsylvania Banking Code of 1965 shall continue unaffected and unimpaired by the Merger; and JVB shall be deemed to be the same institution as Lewistown and shall be subject to all of its duties and liabilities of every kind and description.

     JVB, upon the Merger and without any order or other action on the part of any court or otherwise, shall possess, hold and enjoy all rights, privileges, immunities, franchises and interests, both as a public nature and as a private nature, in the same manner and to the same extent as such rights, privileges, immunities, franchises and interests were possessed, held, or enjoyed by Lewistown as of the Effective Date. All property, real, personal and mixed, and all debts due on whatever account, including subscriptions to share and all other choses in action, and all and every other interest, of or belonging to or due to Lewistown, shall be taken and deemed to be transferred to and vested in JVB without further act or deed. The title to any real estate, or any interest therein, vested in Lewistown shall not revert or be in any way impaired by reason of the Merger.

     1.6 JVB shall be responsible and liable for all the liabilities and obligations of Lewistown and any claim existing or action or proceeding pending by or against Lewistown may be prosecuted as if the Merger had not taken place, or JVB may be substituted in its place. Neither the rights of creditors nor any liens upon the property of Lewistown shall be impaired by reason of the Merger.

     1.7 The shares of capital stock of JVB issued and outstanding immediately prior to the Effective Date shall at the Effective Date continue to be issued and outstanding.


                                  ARTICLE II
              CONVERSION AND EXCHANGE OF LEWISTOWN'S COMMON STOCK

     2.1 At the Effective Date of the Merger, by virtue of the Merger and without any action on the part of any holder thereof:

     (a) Each share of Lewistown's Common Stock issued and outstanding immediately prior to the Effective Date of the Merger, except for (i) Perfected Dissenting Shares (as defined in Section 2.4) and (ii) shares of Lewistown's Common Stock held and beneficially owned by Juniata or any Juniata subsidiary (other than shares of Lewistown's Common Stock held in a fiduciary or similar capacity on behalf of others) which shall be canceled by virtue of the Merger, shall automatically be converted into one (1) share (as adjusted pursuant to Section 2.6 herein), (the "Conversion Factor") of common stock, $1.00 par value, of Juniata ("Juniata Common Stock").

     (b) Each share of Lewistown's Common Stock which, immediately prior to the Effective Date of the Merger, was issued and held in the treasury of Lewistown, if any, will be canceled and retired.

     (c) No Perfected Dissenting Shares will be converted into Juniata Common Stock under this Section 2.1, but such Perfected Dissenting Shares will be subject to the provisions of Section 2.4.

     (d) Each authorized but unissued share of Lewistown's Common Stock will cease to exist.

     (e) Each share of Juniata's Common Stock issued and outstanding shall remain issued and outstanding.

     2.2 Neither certificates nor scrip for fractional interests in Juniata's Common Stock will be issued, but in lieu thereof each holder of shares of Lewistown's Common Stock who would otherwise have been entitled to a fraction of a share of Juniata's Common Stock will be paid an amount in cash equal to such fraction multiplied by the market value per share of Juniata as of the close of business on the fifth (5) day preceding the Effective Date of the Merger. For purposes of this Agreement, "market value per share" shall mean with respect to a calculation date the average of the closing sales price of Juniata's Common Stock as reported by the Over The Counter ("OTC") Bulletin Board for the thirty
(30) consecutive trading days ending on and including the date as of which the market value per share is to be calculated.

     2.3 As soon as practicable after the Effective Date of the Merger, holders of shares of Lewistown's Common Stock shall be furnished a form letter of transmittal for the tender of their shares to an Exchange Agent appointed by Juniata, to be exchanged for new certificates for the appropriate number of shares of Juniata's Common Stock. Juniata shall be required to issue Juniata's Common Stock only upon the actual surrender of Lewistown's shares and will require an indemnity agreement or a bond from any Lewistown shareholder who is unable to surrender his or her certificate by reason of loss, theft or destruction of the certificate.

     2.4 Each outstanding share of Lewistown's Common Stock, the holder of which has timely filed a written notice of intention to demand appraisal for his shares pursuant to the Pennsylvania Banking Code and Subchapter D of the Pennsylvania Business Corporation Law of 1988 as amended (the "BCL") is herein called a "Dissenting Share." Dissenting Shares, the holders of which have not effectively withdrawn or lost (for failure to timely file a demand for appraisal of their shares or otherwise) their dissenters' rights under the BCL ("Perfected Dissenting Shares"), shall not be converted pursuant to Section 2.1 hereof, but the holders thereof shall be entitled only to such rights as are granted by Subchapter D of the BCL. Each holder of Dissenting Shares who becomes entitled to payment for his Lewistown Common Stock pursuant to the provisions of Subchapter D of the BCL shall receive payment therefor from Juniata but only after the amount thereof shall have been agreed upon or finally determined pursuant to such provisions.

     2.5(a) As of the Effective Date of the Merger, Juniata will issue and will deliver to the Exchange Agent certificates representing a sufficient number of shares of Juniata's Common Stock issuable in the Merger and a sufficient amount of cash in lieu of fractional shares payable in the Merger.

     (b) Upon surrender for cancellation to the Exchange Agent of one or more certificates for shares of Lewistown's Common Stock ("Old Certificates"), accompanied by a duly executed letter of transmittal in proper form, the Exchange Agent shall, promptly after the Effective Date of the Merger, deliver to each holder of such surrendered Old Certificates new certificates representing the appropriate number of shares of Juniata's Common Stock ("New Certificates") together with checks for payment of cash in lieu of fractional interests to be issued in respect of the Old Certificates.

     (c) Until Old Certificates have been surrendered and exchanged as herein provided for New Certificates, each outstanding Old Certificate shall be deemed, for all corporate purposes of Juniata, to be the number of whole shares of Juniata's Common Stock into which the number of shares of Lewistown's Common Stock shown thereon have been converted. At the option of Juniata, no dividends or other distributions which are declared on Juniata's Common Stock will be paid to persons otherwise entitled to receive the same until the Old Certificates have been surrendered in exchange for New Certificates in the manner herein provided, but upon such surrender, such dividends or other distributions, from and after the Effective Date of the Merger, will be paid to such persons in accordance with the terms of such Juniata's Common Stock. In no event shall the persons entitled to receive such dividends or other distributions be entitled to receive interest on such dividends or other distributions.

     2.6 The Conversion Factor shall be subject to adjustment from time to time as follows:

     (a) Whenever, subsequent to the date hereof but prior to the Effective Date of the Merger, (i) a record date occurs for the purpose of determining the holders of Juniata's Common Stock entitled to receive a dividend declared payable in shares of Juniata's Common Stock, (ii) Juniata subdivides the outstanding shares of Juniata's Common Stock, (iii) Juniata combines the outstanding shares of Juniata's Common Stock into a smaller number of shares, or (iv) Juniata issues by reclassification of its shares of Juniata's Common Stock any shares of stock of Juniata (all shares so issued being included in the "Juniata Common Stock" as used in this Section 2.6), the Conversion Factor shall be adjusted so that each share of Lewistown's Common Stock shall under Section 2.1(a) thereafter be convertible into and exchangeable for the number of shares of Juniata's Common Stock which the shares of Lewistown's Common Stock would have represented had such shares of Lewistown's Common Stock been converted into and exchanged for shares of Juniata's Common Stock prior to the happening of such event and such Juniata Common Stock had been entitled to the benefit of the happening of such event.


                                  ARTICLE III
                      BOARD OF DIRECTORS AND OFFICERS OF
                                JUNIATA AND JVB

     3.1 On the Effective Date, the Board of Directors of Juniata shall consist of the following:

     (a) The 11 persons who are then members of the Board of Directors of Juniata (the "Juniata Directors");

     (b) The 9 persons who are then members of the Board of Directors of Lewistown (the "Lewistown Directors"). On the Effective Date, in accordance with Juniata's current classification of directors, Juniata shall appoint:

               (1) Three (3) such Lewistown Directors as Class A Directors, to continue in office until 2000;

               (2) Three (3) such Lewistown Directors as Class B Directors, to continue in office until 2001;

               (3) Three (3) such Lewistown Directors as Class C Directors, to continue in office until 1999.

     3.2 From and after the Effective Date, the officers of Juniata shall be those persons who were the officers and directors of Juniata provided, however, that Francis J. Evanitsky shall be appointed the President and Chief Operating Officer of Juniata, A. Jerome Cook shall be appointed Chief Executive Officer and Chairman of the Board of Directors of Juniata, and Linda L. Engle shall be appointed Executive Vice-President and Chief Financial Officer of Juniata. The officers of Juniata shall also consist of such other officers as the Juniata Board of Directors may appoint. Such officers shall hold office until such time as their successors have been elected or appointed and have qualified unless sooner removed, resigned, disqualified, or deceased. On the date hereof the Board of Directors of Juniata shall enter into an Employment Agreement which shall be conditioned upon consummation of the Merger and shall become effective on the Effective Date with Francis J. Evanitsky pursuant to which he shall become President and Chief Operating Officer of Juniata and JVB. The Employment Agreement shall be in the form attached hereto as Exhibit "A".
                                                  -----------

     3.3 On the Effective Date, Juniata shall appoint the then members of the Board of Directors of Lewistown to the Board of Directors of JVB so that the Board of Directors of JVB shall be and consist of those persons who were then members of the Board of Directors of Lewistown and those persons who are then members of the Board of Directors of JVB. From and after the Effective Date, the officers of JVB shall be and consist of those persons who were then officers of JVB provided that Francis J. Evanitsky shall be appointed President and Chief Operating Officer of JVB, A. Jerome Cook shall be appointed Chief Executive Officer and Chairman of the Board of Directors of JVB, and Linda L. Engle shall be appointed Executive Vice-President and Chief Financial Officer of JVB. Such officers shall hold office until such time as their successors have been duly elected or appointed and have qualified, unless sooner removed, resigned, disqualified, or deceased.

     3.4 On the Effective Date, the Juniata Directors and the Lewistown Directors shall each appoint two (2) vice-chairman of the Boards of Directors of Juniata and JVB.

     3.5 On the Effective Date, the Bylaws of Juniata and JVB shall be amended to create the offices herein appointed.

     3.6 The Juniata Board of Directors shall nominate and support for reelection each former Lewistown Director whose term as a director of Juniata and JVB expires on or before the 2001 annual meeting of the shareholders of Juniata.

                                   ARTICLE IV
                              AMENDMENT AND WAIVER

     4.1 This Agreement may be amended by the parties hereto, by action taken by or on behalf of their respective Boards of Directors, at any time before or after approval of the Merger by the shareholders of Lewistown and Juniata; provided, however, that after such approval by the shareholders of Lewistown and Juniata no such amendment, without further shareholder approval, shall reduce the amount or change the form of the consideration to be delivered to the shareholders of Lewistown as contemplated by this Agreement or alter or change any of the terms or conditions of this Agreement if such alteration or change would materially adversely affect the shareholders of Lewistown and Juniata. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

     4.2 Any of the terms or conditions of this Agreement may be waived at any time by whichever of the parties is, or the shareholders of which are, entitled to the benefit thereof, in the case of a party, by action taken by the Board of Directors of such party. The failure of any party at any time or times to require performance of any provision hereof shall in no manner affect such party's right at a later time to enforce the same. No waiver by any party of any condition, or of the breach of any term, covenant, representation or warranty contained in this Agreement, whether by conduct or otherwise, in any one or more instances shall be deemed to be or construed as a further or continuing waiver of any such condition or breach or waiver of any other condition or of the breach of any other term, covenant, representation or warranty.

                                   ARTICLE V
                         REPRESENTATIONS AND WARRANTIES

     5.1  Representations and Warranties of Lewistown.  Lewistown represents and
          -------------------------------------------
warrants to Juniata that:

     (a) Lewistown is a trust company that is duly organized, validly existing and in good standing under the laws of the Commonwealth of Pennsylvania. Lewistown is an "insured depository institution" as defined in the Federal Deposit Insurance Act, as amended ("FDIA").

     (b) The copies of the Articles of Incorporation and the Bylaws of Lewistown delivered to Juniata and which are included in Schedule I attached hereto and made a part hereof by reference thereto are complete and accurate copies thereof as in effect on the date hereof. The minute books of Lewistown which have been made available for inspection by Juniata contain a complete and accurate record of all meetings of Lewistown.

     (c) Lewistown (i) has corporate power to own its properties and to conduct its business as currently conducted, (ii) has substantially complied with, and is not in default in any material respect under, any laws, regulations, ordinances, orders or decrees applicable to the conduct of its business and the ownership of its properties, including regulatory minimum capital requirements, the non-compliance with which or the default under which in the aggregate would materially adversely affect the business of Lewistown, (iii) has not failed to file with the proper federal, state, local or other authorities any material report or other document required to be so filed, and
  (iv) has all approvals, authorizations, consents, licenses, clearances and orders of, and has currently effective all registrations with, all governmental and regulatory authorities, which are necessary to the business or operations of Lewistown, the non-receipt of which would in the aggregate materially adversely affect the business of Lewistown.

     (d) The authorized capital stock of Lewistown consists of 1,200,000 shares of Lewistown Common Stock, par value $1.25 per share, of which 937,024 shares of Common Stock were validly authorized, issued and outstanding, fully paid and nonassessable as of December 30, 1997. As of the date hereof there are outstanding no subscriptions, options, warrants, calls or rights or other agreements or commitments of any kind obligating Lewistown to issue or dispose of any securities of Lewistown or securities of Lewistown convertible into any shares of Lewistown's Common Stock. From December 31, 1996 to the date hereof, no dividends or other distributions (including, without limitation, any stock dividend or distribution) have been declared, set aside or paid to the holders of Lewistown Common Stock except those permitted under Section 6.2(a)(3) below.

     (e) Except as disclosed in Schedule I, Lewistown does not own, directly or indirectly, any equity interest in any bank, corporation, general partnership, limited partnership or other equity, except in a fiduciary capacity.

     (f)(1) Lewistown has delivered to Juniata a copy of the following financial statements, each of which (including any related notes and schedules) is included in Schedule I and presents fairly the financial condition and results of operations of Lewistown, at the dates and for the periods covered by such statements in accordance with generally accepted accounting principles consistently applied throughout the periods covered by such statements (It being understood that Lewistown's financial statements, except the June 30, 1996 Balance Sheet, are not audited and are not prepared with related notes but reflect all adjustments which are, in the opinion of Lewistown, necessary for a fair presentation of such financial statements):

              (A) The June 30, 1996 Balance Sheet (the "Lewistown June 30, 1996 Balance Sheet") prepared and audited by KPMG Peat Marwick;

              (B) Balance Sheet (the "Lewistown 1996 Balance Sheet"), Statement of Income, Statement of Stockholders' Equity and Statement of Cash Flows at December 31, 1996 and for the twelve months then ended, prepared by Lewistown;

              (C) Balance Sheets, Statements of Income, Statements of Stockholders' Equity and Statements of Cash Flows at December 31, 1995 and 1994, and for the years then ended, prepared by Lewistown;

              (D) Interim Balance Sheets (the "Lewistown's September 31, 1997 Balance Sheet"), Statements of Income, Statements of Stockholders' Equity and Statements of Cash Flows at September 30,1997, and for the nine months then ended.

              (2) Lewistown has provided Juniata with copies of all financial statements, proxy statements, reports and other documents issued to its shareholders after December 31, 1996 which are included in Schedule I and will provide Juniata with copies of such statements, reports, and documents issued after the date hereof, but on or prior to the Effective Date, and all reports and other documents filed by it with any federal or state authority during such period, and Lewistown shall make available for inspection by officials or representatives of Juniata all financial statements prepared by Lewistown.

     (g)(1) Lewistown has delivered to Juniata copies of:

              (A) its Annual Report to Shareholders for the years ended December 31, 1996 and 1995;

              (B) Lewistown's Annual Report to the Pennsylvania Department of Banking, and the FDIC for the years ended December 31, 1996 and 1995;

              (C) all other periodic reports filed by Lewistown with the Pennsylvania Department of Banking and the FDIC; and

              (D) all proxy statements and other written materials furnished to Lewistown's shareholders since January 1, 1995;

  true and correct copies of which are included in Schedule I.

              (2)  No statement contained in any of the documents referred to in
  Section 5.1(g)(1), or to be contained in any financial statement, proxy statement, report, document or other written materials provided or to be provided to Juniata as required by Section 5.1(f), as of the date of such document or other materials, contained, or as to documents or other materials to be delivered after the date hereof will contain, any untrue statement of material fact, or, at the date thereof, omitted or will omit to state a material fact necessary in order to make the statements contained therein, in light of the circumstances under which such statements are or will be made, not misleading; provided, however, that information as of a later date shall be deemed to modify information as of any earlier date.

     (h)(1) Lewistown has timely filed all federal, state, county and local returns in respect of taxes, including, without limitation, estimated tax returns, employer's withholding tax returns, other withholding tax returns and Federal Unemployment Tax Act returns, and all other reports or other information required or requested to be filed by it, and each such return, report or other information is complete and accurate in all material respects. Lewistown has paid the amounts shown as owing on such returns (collectively, "Taxes"). No waivers of statutes of limitations, and no agreement relating to assessment or collection, are in effect in respect of any Taxes. Except as disclosed in Schedule I, there are no claims pending against Lewistown for the alleged deficiency in the payment of any Taxes, and Lewistown does not know of any pending or threatened audits, investigations or claims for unpaid Taxes or relating to any liability in respect of Taxes.

              (2) Lewistown has heretofore delivered to Juniata copies of its United States federal and Pennsylvania tax returns for the fiscal years ended December 31, 1995 and 1996, true and correct copies of which are included in
  Schedule I.

              (3) To the extent required by generally accepted accounting principles, the provision for current taxes payable reflected in "Other Liabilities" in the Lewistown's 1996 Balance Sheet, as of the date hereof and as of the Effective Date, is and will be adequate to cover (A) all or substantially all accrued and unpaid taxes of Lewistown, whether or not disputed, for the period ended December 31, 1996, and for all prior periods, and (B) all or substantially all Taxes that may become due and payable by Lewistown in future periods (i) in respect of transactions, sales or services occurring or performed on or prior to December 31, 1996, which by virtue of tax or accounting treatment will not be included in income until subsequent to such date, or (ii) in respect of deductions, costs or other allowances taken for federal income tax purposes which Lewistown has reason to believe are likely to be disallowed by the Internal Revenue Service if audited by such Service. The provision for applicable taxes stated on the books of Lewistown as of the date hereof and as of the Effective Date, is and will be adequate to cover (A) all accrued and unpaid federal, state, county and local taxes of Lewistown, whether or not disputed, for the period ended on the date hereof or on the Effective Date, as the case may be, and for all prior periods, and (B) all federal, state, county and local Taxes that may become due and payable by Lewistown in future periods (i) in respect of such transactions, sales or services occurring or performed on or prior to the date hereof or the Effective Date, as the case may be, which by virtue of tax or accounting treatment will not be included in income until subsequent to such dates, or
  (ii) in respect of deductions, costs or other allowances taken for federal income tax purposes which Lewistown has reason to believe are likely to be disallowed by the Internal Revenue Service if audited by such Service.

              (4)  No consent has been filed relating to Lewistown pursuant to
  Section 341(f) of the Internal Revenue Code of 1986, as amended (the "Code").

     (i) Since September 30,1997, (1) there has been no material adverse change in the business or financial condition of Lewistown, and (2) except as set forth in Schedule I, no event described in Section 6.2(a)has occurred.

     (j)(1) Except as disclosed in Schedule I, Lewistown has good and marketable title, free and clear of all liens and encumbrances, and the right of possession subject to existing leaseholds, to all real properties and good title to all other property and assets, tangible and intangible, reflected in Lewistown's 1996 Balance Sheet or purported to have been acquired by it since the date thereof (except property held as lessee under leases and disclosed in writing prior to the date hereof and except real or personal property sold or otherwise disposed of since December 31, 1996, in the Ordinary Course of Business (as defined in Section 6.2(a)(5) hereof)), except liens for taxes or assessments not delinquent, pledges to secure deposits, repurchase agreements in the Ordinary Course of Business and such other liens and encumbrances and imperfections of title as do not materially affect the value of such property or as reflected in Lewistown's 1996 Balance Sheet or as currently shown on the books and records of it and which do not interfere with or impair its present and continued use. All real properties owned or leased by Lewistown which are material to the business, operations or financial condition of Lewistown are in substantially good operating condition and repair (ordinary wear and tear excepted).

              (2) All properties held by Lewistown under leases are held by it under valid, binding and enforceable leases (subject to applicable bankruptcy, insolvency and similar laws affecting creditors' rights generally and subject, as to enforceability, to general principles of equity), with such exceptions as are not material and do not interfere with the conduct of its business, as the case may be, and it enjoys quiet and peaceful possession of such leased properties. Lewistown is not in default in any material respect under any material lease, agreement or obligation regarding its properties to which it is a party or by which it is bound.

     (k) Except as specifically disclosed in Schedule I, and other than loans in the Ordinary Course of Business, time deposits and leases of less than two years duration on which less than $5,000 in annual rental is payable, Lewistown is not a party to or bound by any contract or other agreement made in the Ordinary Course of Business which involves aggregate future payments by it of more than $25,000 and which is made for a fixed period expiring more than one year from the date hereof, and Lewistown is not a party to or bound by any agreement not made in the Ordinary Course of Business which is to be performed at or after the date hereof. Each of the contracts and agreements disclosed in Schedule I pursuant to this Section 5.1(k) are valid, binding and enforceable (subject to applicable bankruptcy, insolvency and similar laws affecting creditors' rights generally and subject, as to enforceability, to general principles of equity) and no breach or default (and no condition which, with notice or passage of time, could become a breach or default) exists as to Lewistown with respect thereto, except such as in the aggregate are not material to the business or financial condition of Lewistown.

     (l) Except as specifically disclosed in Schedule I, as of September 30,1997, there are no commercial, commercial real estate or residential real estate loans of Lewistown in excess of $25,000 that have been classified by any financial institution examiner as "Other Loans Especially Mentioned," "Special Mention," "Substandard," "Doubtful" or "Loss" or internally classified in a similar or comparable category. Except as specifically disclosed in Schedule I, as of September 30, 1997, there are no consumer loans that are delinquent more than thirty (30) days as to payment of principal and interest. Except as specifically disclosed in Schedule I, as of September 30, 1997, the reserve for loan losses in Lewistown's September 30, 1997 Balance Sheet is adequate under the requirements of generally accepted accounting principles and standard banking practice to provide for possible losses on outstanding loans, net of recoveries. Except as disclosed in
  Schedule I, there are no loans or loan commitments outstanding to executive officers or directors of Lewistown, including their immediate families and entities with which they are associated. All such loans and commitments to loan were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and do not involve more than the normal risk of collectibility or present other unfavorable features and, except as disclosed in Schedule I, none of such loans and commitments to related parties disclosed in said Audited Financial Statements or in writing to Juniata are delinquent in payment of principal or interest.

     (m) Except for pledges to secure public and trust deposits, repurchase agreements in the Ordinary Course of Business, and other pledges required by law, none of the investments reflected in Lewistown's September 30, 1997 Balance Sheet under the heading "Investment Securities," and none of the investments made since September 30, 1997, is subject to any restriction, whether contractual or statutory, which materially impairs the ability of Lewistown freely to dispose of such investment at any time.

     (n) Except as otherwise identified and disclosed in Schedule I, Lewistown has no pension, retirement, stock purchase, stock bonus, savings, or profit sharing plan, any deferred compensation, consultant, bonus, life insurance, death or survivor benefit health insurance, sickness, disability, medical, surgical, hospital, severance, layoff, or vacation plan or group insurance contract, or any other incentive, welfare, or employee benefit plan or arrangement ("Benefit Plans"). With respect to each qualified retirement plan and other Benefit Plans, included in Schedule I is an accurate and complete copy of (a) the most recent plan documents, (b) the most recent annual report filed with the United States Department of Labor and the Internal Revenue Service, (c) the most recent financial and actuarial reports, (d) the most recently issued Internal Revenue Service rulings or determination letters, and
  (e) all notices to the Pension Benefit Guaranty Corporation of "Reportable Events" as defined in the Employee Retirement Income Security Act of 1974 ("ERISA"). As of January 1, 1997, all accrued contributions and other payments to be made under each qualified retirement plan for such purpose have been set aside therefor. Except as specifically disclosed and identified in Schedule I, Lewistown has no contracts or other agreements with any member of management or any management or consultation agreement not terminable at will by it without liability, and no such contract or agreement has been requested by or is under discussion by management with any group of employees, any member of management or any other person.

     (o) Except as specifically disclosed in Schedule I, there are no actions, suits, investigations or proceedings instituted, pending or, to the knowledge of Lewistown, threatened against Lewistown before any court, any arbitrator of any kind or any government agency (including any bank regulatory authority), and Lewistown is not subject to any potential adverse claim, the outcome of which could involve the payment by Lewistown of an amount in excess of $25,000 or, which could materially affect Lewistown or its business or property or the transactions contemplated hereby. Lewistown has no knowledge of any pending or threatened claims or charges under the Community Reinvestment Act or before the Equal Employment Opportunity Commission, the Office of Federal Contract Compliance, any Human Relations Commission or any other federal, state or local government agency.

     (p)(1) The execution and delivery of this Agreement has been duly authorized by the Board of Directors of Lewistown and, when the Merger has been duly approved by the affirmative vote of the shareholders of Lewistown owning at least two-thirds (2/3) of its capital stock outstanding at a meeting of shareholders duly called and held in accordance with the provisions of Pennsylvania law, this Agreement shall be duly and validly authorized by all necessary action on the part of Lewistown.

              (2) This Agreement has been duly executed and delivered by Lewistown and (assuming due execution and delivery by Juniata) constitutes, and, upon its execution and delivery shall constitute, a valid, binding and enforceable obligation of Lewistown, subject to (i) bankruptcy, insolvency, moratorium, reorganization, conservatorship, receivership or other similar laws from time to time in effect relating to or affecting the enforcement of creditors' rights generally or the rights of creditors of Pennsylvania state chartered banking institutions, (ii) laws relating to the safety and soundness of depository institutions and their holding companies, and (iii) general principles of equity, and except that the availability of equitable remedies or injunctive relief is within the discretion of the appropriate court.

              (3) The execution and delivery by Lewistown of this Agreement and the consummation of the transactions herein contemplated do not violate any provision of the Articles of Incorporation or Bylaws of Lewistown, any provisions of federal or state law or any governmental rule or regulation assuming the appropriate filing of the Articles of Merger with the Pennsylvania Department of Banking, the receipt of the Government Approvals, the receipt of the requisite Lewistown shareholder approval referred to in
  Section 5.1(p)(1), and the accuracy of the representations of Juniata set forth in Sections 5.2(f) and (g)), and do not require any consent of any person under, conflict with or result in a breach of or accelerate the performance required by any of the terms of, any material debt instrument, lease, license, covenant, agreement or understanding to which Lewistown is a party or by which it is bound or any order, ruling, decree, judgment, arbitration award or stipulation to which it is subject, or constitute a default thereunder or result in the creation of any lien, claim, security interest, encumbrance, charge, restriction or right of any third party of any kind whatsoever upon any of its properties or assets.

     (q) Except for RP Financial, LC., which will be entitled to a fee to be paid by Lewistown for rendering a fairness opinion and for other services related to the Merger, no broker, agent, finder, consultant or other party (other than legal and accounting advisors) has been retained by Lewistown or is entitled to be paid based upon any agreements, arrangements or understandings made by Lewistown in connection with any of the transactions contemplated by this Agreement.

     (r) Lewistown is, and continuously since at least January 1, 1996 has been, insured with reputable insurers against all risks normally insured against by financial institutions, and all of the insurance policies or bonds maintained by it are in full force and effect. Lewistown is not in default thereunder and all material claims thereunder have been filed in due and timely fashion.

     (s) Lewistown is not in violation of, and has not received notice of a potential or actual violation of, any applicable federal, state or local laws, statutes, rules, regulations or ordinances relating to public health, safety or the environment, including, without limitation, relating to releases, discharges, emissions or disposals to air, water, land or ground water, to the withdrawal or use of ground water, to the use, handling or disposal of polychlorinated biphenyls (PCB's), asbestos or urea formaldehyde, to the treatment, storage, disposal or management of hazardous substances (including, without limitation, petroleum, crude oil or any fraction thereof, or other hydrocarbons), pollutants or contaminants, to exposure to toxic, hazardous or other controlled, prohibited or regulated substances which violation could have a material adverse effect on the business, properties or financial condition of Lewistown.

     To the best knowledge of Lewistown, improvements on any real estate owned or leased by Lewistown do not contain friable asbestos or substances containing asbestos and deemed hazardous by any federal, state or local laws, regulations or orders respecting such materials. Lewistown does not know of any liability or class of liability of Lewistown under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (42 U.S.C. Section 9601 et seq.), or the Resource Conservation and Recovery Act of 1976, as amended (42 U.S.C. Section 6901 et seq.).

     (t) The information pertaining to Lewistown, which has been or will be furnished to Juniata by or on behalf of Lewistown for inclusion in the Juniata Registration Statement, the Prospectus or the Proxy Statement (each as hereinafter defined in Section 7.1 hereof), or in the applications to be filed to obtain the Government Approvals (the "Applications"), will contain no untrue statement of any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they are made, not misleading; provided, however, that information as of a later date shall be deemed to modify the information as of an earlier date. All financial statements of Lewistown included in the Prospectus or the Proxy Statement will present fairly the consolidated financial condition and results of operations of Lewistown at the dates and for the periods covered by such statements in accordance with generally accepted accounting principles consistently applied throughout the periods covered by such statements. Lewistown shall promptly advise Juniata in writing if prior to the Effective Date it shall obtain knowledge of any facts that would make it necessary to amend the Juniata Registration Statement, the Proxy Statement or any Application, or to supplement the Prospectus, in order to make the statements therein not misleading or to comply with applicable law.

     (u) No representation or warranty by Lewistown and no statement by Lewiston in any certificate, agreement, schedule or other document furnished in connection with the transactions contemplated by this Agreement, shall contain any untrue statement of a material fact or omit to state any material fact necessary to make such representation, warranty or statement not misleading to Juniata; provided, however, that information as of a later date shall be deemed to modify information as of an earlier date.

     5.2  Representations, Warranties and Covenants of Juniata.  Juniata, for
          -----------------------------------------------------
itself and on behalf of JVB, represents and warrants to Lewistown that:

     (a) Juniata is a corporation duly incorporated, validly existing and in good standing under the Pennsylvania Business Corporation Law (BCL), and is a registered bank holding company under the Bank Holding Company Act of 1956 as amended (the "BHC Act"). Juniata has corporate power to own its properties and to conduct its business as currently conducted, and Juniata has corporate power to enter into this Agreement and to carry out all of the terms and provisions hereof to be carried out by it, subject to receipt of Government Approvals. As of the date hereof, the authorized capital stock of Juniata consists of 5,000,000 shares of Juniata Common Stock, $1.00 par value, of which 1,385,491 shares are validly authorized, issued and outstanding, fully paid and nonassessable, and 14,898 shares are held as treasury shares, and 500,000 shares of preferred stock of which no shares have been issued. The outstanding Juniata Common Stock has been duly and validly registered pursuant to Section 12(g) of the 1934 Act, which registration is in full force and effect, and is quoted in the OTC Over the Counter Bulletin Board Service. As of the date hereof, there are outstanding no subscriptions, options, warrants, calls or rights or other agreements or commitments of any kind obligating Juniata to issue or dispose of any securities of Juniata or securities of Juniata convertible into any shares of Juniata Common Stock or preferred stock, other than the Juniata Employee Stock Purchase Plan.

     (b) Juniata owns 100% of the issued and outstanding shares of JVB free and clear of any liens, claims, security interests, encumbrances, charges, restrictions, or rights of third parties of any kind whatsoever.

     (c) JVB is a Pennsylvania state chartered banking institution that is duly organized, validly existing, and in good standing under the laws of the Commonwealth of Pennsylvania. JVB is an "Insured Depository Institution" as defined in the Federal Deposit Insurance Act, as amended.

     (d) The copies of the Articles of Incorporation and By-Laws of Juniata and JVB heretofore delivered to Lewistown and which are included in Schedule II attached hereto and made a part hereof and incorporated herein by reference thereto are complete and accurate copies thereof as in effect on the date hereof. The minute books of Juniata and JVB which have been made available for inspection by Lewistown contain a complete and accurate record of all meetings of said corporations.

     (e) Juniata and JVB (i) have corporate power to own their respective properties and to conduct their respective businesses as currently conducted,
  (ii) have substantially complied with, and are not in default in any material respect under, any laws, regulations, ordinances, orders or decrees applicable to the conduct of their businesses and the ownership of their respective properties, the non-compliance with which or the default under which in the aggregate would materially adversely affect their businesses on a consolidated basis, (iii) have not failed to file with the proper federal, state, local or other authorities any material report or other document required to be so filed, and (iv) have all approvals, authorizations, consents, licenses, clearances and orders of, and have currently effective all registrations with, all governmental and regulatory authorities, which are necessary to the business or operations of Juniata and JVB as they are now being conducted.

     (f) Except as disclosed in Schedule II and except for JVB, neither Juniata nor JVB owns, directly or indirectly, any equity interest in any bank, corporation, general partnership, limited partnership, or other equity, except in a fiduciary capacity.

     (g)(1) Juniata has delivered to Lewistown a copy of the following consolidated financial statements, each of which (including any related notes and schedules) is included in Schedule II and presents fairly the consolidated financial condition and results of operations of Juniata and JVB at the dates and for the periods covered by such statements in accordance with generally accepted accounting principles consistently applied throughout the periods covered by such statements (it being understood that Juniata's interim financial statements are not audited and are not prepared with related notes but reflect all adjustments which are, in the opinion of Juniata, necessary for a fair presentation of such financial statements):

              (A) Consolidated Balance Sheet (the "Juniata 1996 Balance Sheet"), Consolidated Statement of Income, Consolidated Statement of Stockholders' Equity and Consolidated Statement of Cash Flows, together with the notes thereto, at December 31, 1996, and for the year then ended, audited by Beard and Company, Inc.; and

              (B) Consolidated Balance Sheets, Consolidated Statements of Income, Consolidated Statements of Stockholders' Equity, and Consolidated Statements of Cash Flows, together with the notes thereto, at December 31, 1995 and 1994 and for the years then ended, audited by Beard and Company, Inc.

              (C) Consolidated Balance Sheets (the "Juniata September 30, 1997 Balance Sheet"), Consolidated Statements of Income, Consolidated Statements of Stockholders' Equity, and Consolidated Statements of Cash Flows, at September 30, 1997 and for the six months then ended.

              (2) Juniata has delivered to Lewistown a copy of consolidating balance sheets, consolidating statements of income, consolidating statements of stockholders' equity, and consolidating statements of cash flows (the "Consolidating Statements") for Juniata and JVB as of December 31, 1996 and 1995 and for the 12-month periods then ending, and such interim statements as of September 30, 1997 and for the nine (9) months then ending, which are included in Schedule II, each of which presents fairly the separate financial condition and results of operations of Juniata and JVB at the dates and for the periods covered by such statements.

              (3) Juniata has provided Lewistown with copies of all financial statements, proxy statements, reports and other documents issued to its shareholders after December 31, 1996, and will provide Juniata with copies of such statements, reports, and documents issued after the date hereof and on or prior to the Effective Date. Juniata has delivered to Lewistown copies of:

                     (a) its annual report to shareholders for the years ending December 31, 1996 and 1995;

                     (b) its annual report to the Securities and Exchange Commission (the "SEC") on Form 10-K for the years ending December 31, 1996 and 1995;

                     (c) JVB's annual report to Pennsylvania Department of Banking and the FDIC for the years ending December 31, 1996 and 1995;

                     (d) all other periodic reports filed by Juniata with the SEC (including all quarterly reports on Form 10-Q and all current reports on Forms 8-K, the Federal Reserve Board, the Pennsylvania Department of Banking and the FDIC since January 1, 1995);

                     (e) all proxy statements and other written materials furnished to Juniata shareholders since January 1, 1995.

  True and correct copies of which are included in Schedule II. No statement contained in any of such documents, or to be contained in any financial statement, proxy statement, report, document or other written materials to be provided to Lewistown as required above, as of the date of such document or other materials, contained, or as to documents or other materials to be delivered after the date hereof will contain, any untrue statement of material fact, or, at the date thereof, omitted or will omit to state a material fact necessary in order to make the statements contained therein, in light of the circumstances under which such statements are or will be made, not misleading; provided, however, that information as of a later date shall be deemed to modify information as of any earlier date.

     (h) Except as specifically disclosed in Schedule II and other than loans by JVB in the Ordinary Course of Business, time deposits and leases of less than two years' duration on which less than $25,000 in annual rental is payable, neither Juniata nor JVB is a party to or bound by any contract or other agreement made in the Ordinary Course of Business which involves aggregate future payments by it of more than $100,000 and which is made for a fixed period expiring more than one year from the date hereof, and neither Juniata nor JVB is a party to or bound by any agreement not made in the Ordinary Course of Business which is to be performed at or after the date hereof. Each of the contracts and agreements disclosed in
  Schedule II pursuant to this Section 5.2(h) are valid, binding and enforceable (subject to applicable bankruptcy, insolvency and similar laws affecting creditors' rights generally and subject, as to enforceability, to general principles of equity) and no breach or default (and no condition which, with notice or passage of time, could become a breach or default) exists with respect thereto, except such as in the aggregate are not material to the business or financial condition of Juniata and JVB taken as a whole.

     (i) Except as specifically disclosed in Schedule II, as of September 30, 1997, there are no commercial, commercial real estate or residential real estate loans of Juniata or JVB in excess of $25,000 that have been classified by any financial institution examiner as "Other Loans Especially Mentioned," "Special Mention," "Substandard," "Doubtful" or "Loss" or internally classified in a similar or comparable category. Except as specifically disclosed in Schedule II, as of December 31, 1996, there are no consumer loans that are delinquent more than thirty (30) days as to payment of principal and interest. Except as specifically disclosed in Schedule II, as of December 31, 1996 the reserve for loan losses in the Juniata 1996 Balance Sheet is adequate under the requirements of generally accepted accounting principles and standard banking practice to provide for possible losses on outstanding loans, net of recoveries. Except as disclosed in the notes to the Audited Consolidated Financial Statements for the year ended December 31, 1996, or as disclosed in Schedule II, there are no loans or loan commitments outstanding to executive officers or directors of Juniata or JVB, including their immediate families and entities with which they are associated. All such loans and commitments to loan were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and do not involve more than the normal risk of collectibility or present other unfavorable features and, except as disclosed in Schedule II, none of such loans and commitments to related parties disclosed in said Audited Consolidated Financial Statements or in writing to Lewistown are delinquent in payment of principal or interest.

     (j) Except for (i) Juniata's Defined Benefit Pension Plan which covers eligible employees of Juniata and JVB, and (ii) as otherwise identified and disclosed in Schedule II, neither Juniata nor JVB has any pension, retirement, stock purchase, stock bonus, savings, or profit sharing plan, any deferred compensation, consultant, bonus, life insurance, death or survivor benefit health insurance, sickness, disability, medical, surgical, hospital, severance, layoff, or vacation plan or group insurance contract, or any other incentive, welfare, or employee benefit plan or arrangement ("Benefit Plans"). With respect to each qualified retirement plan and other Benefit Plans, including but not limited to the Defined Benefit Pension Plan, included in
  Schedule II is an accurate and complete copy of (a) the most recent plan documents, (b) the most recent annual report filed with the United States Department of Labor and the Internal Revenue Service, (c) the most recent financial and actuarial reports, (d) the most recently issued Internal Revenue Service rulings or determination letters, and (e) all notices to the Pension Benefit Guaranty Corporation of "Reportable Events" as defined in the Employee Retirement Income Security Act of 1974 ("ERISA"). As of January 1, 1997, all accrued contributions and other payments to be made under the Defined Benefit Group Pension Plan have been made or reserves adequate for such purpose have been set aside therefor. As of the date hereof, there was no unfunded liability and no funding deficiency existing with regard to the Defined Benefit Pension Plan. Neither Juniata nor JVB has any union or collective bargaining agreements, any contracts or other agreements with any labor organization or, except as specifically disclosed in Schedule II, any contracts or other agreements with any member of management or any management or consultation agreement not terminable at will by it without liability, and no such contract or agreement has been requested by or is under discussion by management with any group of employees, any member of management or any other person.

     (k) Except as disclosed in Schedule II, since September 30, 1997, (i) neither Juniata nor JVB has incurred any material liability or obligation, accrued or contingent and whether due or to become due, other than as a result of operations in the ordinary course of business, and (ii) there has been no material adverse change in the business or financial condition of Juniata and JVB on a consolidated basis.

     (l) Except as disclosed in Schedule II, neither Juniata nor JVB is engaged in, or a party to, or threatened with, any legal action or other proceeding before any court, any arbitrator of any kind or any government agency (including any bank regulatory authority), and neither Juniata nor JVB is subject to any potential adverse claim, the outcome of which could involve the payment by Juniata or JVB of an amount in excess of $50,000 or which could materially affect Juniata and JVB on a consolidated basis or its business or property or the transactions contemplated hereby. Juniata has no knowledge of any pending or threatened claims or charges under the Community Reinvestment Act or before the Equal Employment Opportunity Commission, the Office of Federal Contract Compliance, any Human Relations Commission or any other federal, state or local government agency. There is no labor strike, dispute, slow-down or stoppage pending or, to the best knowledge of Juniata, threatened against Juniata or JVB. There are no outstanding orders, rulings, decrees, judgments or stipulations, to which Juniata is a party or by which it is bound, by or with any court, arbitrator, or government agency, involving an amount in excess of $50,000.

     (m)(1) The execution and delivery of this Agreement has been duly and validly authorized by the Boards of Directors of Juniata and JVB, and the Merger and this Agreement have been duly and validly authorized by all necessary corporate action on the part of Juniata and JVB (subject to approval of Juniata's shareholders in accordance with Juniata's Articles of Incorporation.

              (2) This Agreement has been duly executed and delivered by Juniata and JVB and (assuming due execution and delivery by Lewistown) constitutes, and, upon its execution and delivery this Agreement shall constitute a valid, binding and enforceable obligation of Juniata and JVB, subject to applicable bankruptcy, insolvency and similar laws affecting creditors' rights generally, and subject, as to enforceability, to general principles of equity.

              (3) The execution and delivery of this Agreement by Juniata and JVB and the consummation of the transactions herein contemplated (A) do not violate any provisions of the Articles of Incorporation or Bylaws of Juniata or JVB, any provisions of federal or state law or any governmental rule or regulation (assuming (i) the appropriate filing of the Articles of Merger with the Pennsylvania Department of Banking, (ii) receipt of the Government Approvals, (iii) the due registration of the offering of the Juniata Common Stock under the Securities Act of 1933, as amended (the "1933 Act"), (iv) the receipt of appropriate permits or approvals under state securities or "blue sky" laws, (v) the receipt of the requisite Juniata shareholders' approval,
  (vi) the accuracy of the representations of Lewistown set forth in Sections 5.1(t) and (u)), and (B) do not require any consent of any person under, conflict with or result in a breach of or accelerate the performance required by any of the terms of, any material debt instrument, lease, license, covenant, agreement or understanding to which Juniata or JVB is a party or by which either is bound or any order, ruling, decree, judgment, arbitration award or stipulation to which Juniata or JVB is subject, or constitute a default thereunder or result in the creation of any lien, claim, security interest, encumbrance, change, restriction, or right of any third party of any kind whatsoever upon any of their properties or assets.

     (n) Neither Juniata nor JVB is in violation of, or has received notice of a potential or actual violation of, any applicable federal, state, or local laws, statutes, rules, regulations, or ordinances relating to public health, safety, or the environment, including, without limitation, relating to releases, discharges, emissions, or disposals to air, water, land, or ground water to the withdrawal or use of ground water, to the use, handling, or disposal of polychlorinated biphenyls ("PCB's"), asbestos, or urea formaldehyde, to the treatment, storage, disposal or management of hazardous substances (including, without limitation, petroleum, crude oil or any fraction thereof, or other hydrocarbons), pollutants or contaminants, to exposure to toxic, hazardous or other controlled, prohibited or regulated substances which violation could have a material adverse effect on the business, properties or financial condition of Juniata and JVB on a consolidated basis. To the best knowledge of Juniata, any improvements on other real estate owned or leased by Juniata or JVB do not contain friable asbestos or substances containing asbestos and deemed hazardous by any federal, state, or local laws, regulations, or orders respecting such materials. Neither Juniata nor JVB knows of any liability or class of liability of Juniata or JVB under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (42 U.S.C. Section 9601 et seq) or the Resource Conservation and Recovery Act of 1976, as amended (42 U.S.C. Section 6901 et seq).

     (o) The information pertaining to Juniata and JVB which will appear in the Juniata Registration Statement, the Prospectus or the Proxy Statement, in the form filed with the SEC, or in the applications to be filed to obtain the Government Approvals, will contain no untrue statement of any material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they are made, not misleading; provided, however, that information as of a later date shall be deemed to modify information as of an earlier date. All financial statements of Juniata included in the Prospectus or the Proxy Statement will present fairly the consolidated financial condition and results of operations of Juniata or JVB at the dates and for the periods covered by such statements in accordance with generally accepted accounting principles consistently applied throughout the periods covered by such statements (it being understood that Juniata's interim financial statements are not audited and are not prepared with related notes but reflect all adjustments which are, in the opinion of Juniata, necessary for a fair presentation of such financial statements).

     (p)(1) Juniata and JVB have timely filed all federal, state, county and local returns in respect of taxes, including, without limitation, estimated tax returns, employer's withholding tax returns, other withholding tax returns and Federal Unemployment Tax Act returns, and all other reports or other information required or requested to be filed by it, and each such return, report or other information is complete and accurate in all material respects. Juniata and JVB have paid the amounts shown as owing on such returns (collectively, "Taxes"). No waivers of statutes of limitations, and no agreement relating to assessment or collection, are in effect in respect of any Taxes. Except as disclosed in Schedule II, there are no claims pending against Juniata or JVB for the alleged deficiency in the payment of any Taxes, and neither Juniata nor JVB knows of any pending or threatened audits, investigations or claims for unpaid Taxes or relating to any liability in respect of Taxes.

              (2) Juniata has heretofore delivered to Lewistown copies of its consolidated United States federal and Pennsylvania corporate tax returns for the fiscal years ended December 31, 1996, 1995, 1994, 1993 and 1992, true and correct copies of which are included in Schedule II.

              (3) The consolidated provision for current taxes payable reflected in "Other Liabilities" in the Juniata 1996 Balance Sheet, as of the date hereof and as of the Effective Date, is and will be adequate to cover (A) all or substantially all accrued and unpaid Taxes of Juniata and JVB, whether or not disputed, for the period ended December 31, 1996, and for all prior periods, and (B) all or substantially all Taxes that may become due and payable by Juniata and JVB in future periods (i) in respect of transactions, sales or services occurring or performed on or prior to December 31, 1996, which by virtue of tax or accounting treatment will not be included in income until subsequent to such date, or (ii) in respect of deductions, costs or other allowances taken for federal income tax purposes which Juniata's auditors have reason to believe are likely to be disallowed by the Internal Revenue Service if audited by such Service. The provision for applicable taxes stated on the consolidated books of Juniata as of the date hereof and as of the Effective Date, is and will be adequate to cover (A) all accrued and unpaid federal, state, county, and local taxes of Juniata and JVB, whether or not disputed, for the period ended on the date hereof or on the Effective Date, as the case may be, and for all prior periods, and (B) all federal, state, county and local Taxes that may become due and payable by Juniata and JVB in future periods (i) in respect of such transactions, sales or services occurring or performed on or prior to the date hereof or the Effective Date, as the case may be, which by virtue of tax or accounting treatment will not be included in income until subsequent to such dates, or (ii) in respect of deductions, costs or other allowances taken for federal income tax purposes which Juniata's auditors have reason to believe are likely to be disallowed by the Internal Revenue Service if audited by such Service.

              (4) No consent has been filed relating to Juniata or JVB pursuant to Section 341(f) of the Code.

     (q)(1) Each of Juniata and JVB have good and marketable title, free and clear of all liens and encumbrances, and the right of possession subject to existing leaseholds, to all real properties and good title to all other property and assets, tangible and intangible, reflected in the Juniata 1996 Balance Sheet or purported to have been acquired by it since the date thereof (except property held as lessee under leases and disclosed in writing prior to the date hereof and except real or personal property sold or otherwise disposed of since December 31, 1996, in the Ordinary Course of Business), except liens for taxes or assessments not delinquent, pledges to secure deposits, repurchase agreements in the Ordinary Course of Business and such other liens and encumbrances and imperfections of title as do not materially affect the value of such property or as reflected in the Juniata 1996 Balance Sheet or as currently shown on the books and records of it and which do not interfere with or impair its present and continued use. All real properties owned or leased by Juniata or JVB which are material to the business, operations or financial condition of Juniata or JVB are in substantially good operating condition and repair (ordinary wear and tear excepted).

          (2) All properties held by Juniata or JVB under leases are held by it under valid, binding and enforceable leases (subject to applicable bankruptcy, insolvency and similar laws affecting creditors' rights generally and subject, as to enforceability, to general principles of equity), with such exceptions as are not material and do not interfere with the conduct of its business, as the case may be, and it enjoys quiet and peaceful possession of such leased properties. Neither Juniata nor JVB is in default in any material respect under any material lease, agreement, or obligation regarding its properties to which it is a party or by which it is bound.

     (r) Each of Juniata and JVB is, and continuously since at least January 1, 1996 has been, insured with reputable insurers against all risks normally insured against by companies of the same type and in the same line of business, and all of the insurance policies or bonds maintained by it are in full force and effect. Neither Juniata nor JVB is in default thereunder and all material claims thereunder have been filed in due and timely fashion.

     (s) No representation or warranty by Juniata and no statement by Juniata in any certificate, agreement, schedule or other document furnished in connection with the transactions contemplated by this Agreement, shall contain any untrue statement of a material fact or omit to state any material fact necessary to make such representation, warranty or statement not misleading to Lewistown; provided, however, that information as of a later date shall be deemed to modify information as of an earlier date.

     (t) Other than Hopper Soliday and Co., Inc., no broker, agent, finder, consultant or other party (other than legal accounting or financial advisors) has been retained by Juniata or is entitled to be paid based upon any agreements, arrangements or understandings made by Juniata in connection with any of the transactions contemplated by this Agreement.

     (u) Except for pledges to secure public and trust deposits, repurchase agreements in the Ordinary Course of Business, and other pledges required by laws, none of the investments reflected in Juniata's 1996 Balance Sheet under the heading "Investment Securities," and none of the investments made since December 31, 1996, is subject to any restriction, whether contractual or statutory, which materially impairs the ability of Juniata freely to dispose of such investment at any time.

                                  ARTICLE VI
                      AGREEMENTS OF JUNIATA AND LEWISTOWN

     6.1  Agreements of Juniata.

     (a) Juniata and/or JVB has or will promptly following the execution of this Agreement, use its best efforts in good faith to take as promptly as practicable all such steps as shall be necessary in order to cause the Merger to be consummated as expeditiously as possible.

     (b) As the sole shareholder of JVB, Juniata has by unanimous shareholder action ratified and confirmed the merger of Lewistown into JVB and caused the Board of Directors of JVB to approve the Merger.

     (c) Prior to the Effective Date, Juniata shall take appropriate action to reserve a sufficient number of authorized but unissued shares of Juniata Common Stock to be issued in accordance with this Agreement.

 Juniata shall issue shares of Juniata Common Stock in accordance with the Conversion Factor, as it may be adjusted in accordance with this Agreement, which shares will, when issued and delivered pursuant to this Agreement, be duly authorized and legally and validly issued, fully paid and nonassessable.

     (d) Prior to the Effective Date, Juniata shall appoint an Exchange Agent for the purpose of exchanging certificates representing shares of Juniata Common Stock for certificates representing shares of Lewistown Common Stock, and thereafter Juniata shall issue and deliver to the Exchange Agent certificates representing shares of Juniata Common Stock, and shall pay to the Exchange Agent such amounts of cash as shall be required to be delivered to holders of shares of Lewistown Common Stock entitled to cash in lieu of a fractional share pursuant to Article II of this Agreement. Any Juniata Common Stock and any amounts of cash delivered to the Exchange Agent and unclaimed at the end of two years from the Effective Date shall be repaid to Juniata, in which event the persons entitled thereto shall look only to Juniata for payment thereof; provided, however, that if Juniata shall, as required by law, pay to the Commonwealth of Pennsylvania any unclaimed Juniata Common Stock or monies so repaid to Juniata, said persons shall thereafter look only to the Commonwealth of Pennsylvania for payment thereof. All costs and expenses associated with the foregoing surrender and exchange procedure shall be borne by Juniata.

     (e) Prior to the Effective Date, Juniata, separately and jointly with Lewistown, shall use its best efforts in good faith to take or cause to be taken as promptly as practicable all such steps as shall be necessary to obtain
 (i) the prior approval of the Merger by the Pennsylvania Department of Banking ("PA DOB"), and the Federal Reserve Bank of Philadelphia (the "Federal Reserve") the Federal Deposit Insurance Corporation ("FDIC"), and (ii) all other consents and approvals of government agencies as are required by law or otherwise (such approvals referred to in clauses (i) and (ii) of this Section 6.1(e) herein referred to as the "Government Approvals"), and shall do any and all acts and things deemed by Juniata to be necessary or appropriate in order to cause the Merger of Lewistown with and into JVB to be consummated on the terms provided in this Agreement as promptly as practicable. Juniata shall provide Lewistown and its representatives with the right to review in advance any filing to be made with, or written material to be submitted to, any third party or governmental body in connection with the transactions contemplated by this Agreement. Juniata shall provide Lewistown and its counsel with a copy of all applications and other written material filed with or provided to any such third party or governmental body, together with a copy of all correspondence to or from any such third party or governmental body, in each case promptly following the filing, submission or receipt of such materials.

     (f) Juniata shall promptly give written notice to Lewistown upon becoming aware of the impending or threatened occurrence of any event which would cause or constitute a breach of any of the agreements, representations and warranties of Juniata contained or referred to in this Agreement and shall use its best efforts to prevent the same or remedy the same promptly.

     (g) Prior to the Effective Date, Juniata and JVB shall give Lewistown and its counsel, financial advisor and accountants full access, during normal business hours and upon reasonable request, to its properties, books, contracts, commitments and records, and shall furnish Lewistown during such period with all such information concerning its affairs as Lewistown may reasonably request. The availability or actual delivery of information about Juniata or JVB to Lewistown shall not affect the covenants, representations and warranties of Juniata contained in this Agreement. Lewistown shall treat as confidential all such information in the same manner as Lewistown treats similar confidential information of its own, and if this Agreement is terminated, Lewistown shall continue to treat all such information as confidential and cause its employees and agents to keep all such information confidential and shall return such documents theretofore delivered by Juniata as Juniata shall request.

     (h) Juniata shall cause JVB to employ as employees of JVB persons who are employees of Lewistown immediately prior to the Effective Date and to pay compensation to each such person that is consistent with the compensation policies of JVB then in effect, and to provide employee benefits to each such employee that are no less favorable than employee benefits afforded to similarly situated employees of Juniata and JVB. For vesting and eligibility purposes for employee benefits, former Lewistown employees shall receive credit for years of service with Lewistown. With respect to any welfare benefit plans to which such employees may become eligible, Juniata and JVB shall cause such plans to provide credit for any co-payments or deductibles by such employees and waive all pre-existing condition exclusions and waiting periods. In the event the application of Juniata/JVB compensation policies and employee benefits to an individual Lewistown employee causes a reduction in the overall level of compensation and benefits to such employee, Juniata shall use its reasonable best effort to increase such employee's aggregate compensation and benefits to the level in effect prior to the Effective Date over a period of two (2) years. In the event JFB terminates the employment (other than unsatisfactory performance of their respective duties) of any employee of Lewistown within one (1) year of the effective date, Juniata shall cause JVB to pay severance benefits to such employees in accordance with such severance policy as established by Juniata's CEO and President agreed to by Juniata's Chairman and President from time to time adopted.

     (i) Prior to the Effective Date, Juniata and JVB shall conduct its respective business in the ordinary course as heretofore conducted and shall use its best efforts (i) to preserve its respective business and business organization intact, (ii) to preserve the good will of its customers and others having business relations with it, (iii) to maintain its properties in customary repair, working order and condition (reasonable wear and tear excepted), (iv) to comply with all laws applicable to it and the conduct of its business, (v) to keep in force at not less than their present limits all policies of insurance (including deposit insurance of the FDIC with respect to JVB), (vi) to file in a due and timely manner all reports, tax returns and other documents required to be filed with federal, state, local and other authorities, and (vii) unless it is contesting the same in good faith and has established reasonable reserves therefor, to pay when required to be paid all Taxes (as hereinafter defined) indicated by tax returns so filed or otherwise lawfully levied or assessed upon it or any of its properties and to withhold or collect and pay to the proper governmental authorities or hold in separate bank accounts for such payment all Taxes and other assessments which it believes in good faith to be required by law to be so withheld or collected.

     (j) Juniata will not take any actions or engage in any transaction following the Merger that would cause the Merger to fail to qualify as a reorganization within the meaning of Section 368 of the Code or fail to qualify for pooling of interests accounting treatment. Consummation of the transactions contemplated by this Agreement shall be conditioned upon the Merger being accounted for under the pooling of interests method of accounting.

     (k) Juniata shall cause the issues of shares of Juniata common stock in connection with the Merger and this Agreement to be submitted promptly for the approval of its shareholders at a meeting to be called and held in accordance with Juniata's Articles of Incorporation and Bylaws and the BCL.

     (l) Juniata shall not adopt any amendments to its charter or bylaws or other organizational documents that would alter the terms of Juniata's Common Stock or could reasonably be expected to have a material adverse effect on the ability of Juniata to perform its obligations under this Agreement.

     (m) Juniata shall take no action which would have the effect of causing the Merger not to qualify for pooling-of-interests accounting treatment or reorganization tax treatment.

     6.2 Agreements of Lewistown.

     (a) At or after the date hereof and on or prior to the Effective Date, except with the prior written consent of Juniata, or as otherwise provided in this Agreement, Lewistown shall not:

          (1) Amend its Articles of Incorporation or Bylaws; enter into any shareholder agreement, understanding or commitment relating to the right to vote its shares of capital stock; purchase, redeem, retire or otherwise acquire any share of, or any security convertible into shares of, its capital stock or other equity security; or agree to do any of the foregoing;

          (2) Issue, deliver or sell shares of capital stock or securities convertible into any such shares or issue or grant any right, option or other commitment for the issuance, delivery or sale of any such shares or such securities (other than pursuant to subsection (4) below);

          (3) Declare, set aside or pay any dividend or other distribution in respect of its capital stock (including, without limitation, any stock dividend or distribution) other than regular quarterly cash dividends payable in accordance with customary dividend policy, which shall mean cash dividends payable with respect to Lewistown's Common Stock at a semi-annual rate not in excess of $.31 per share.

          (4) Enter into or amend, or increase the contribution to or obligation under, any employment contract or any bonus, stock option, profit sharing, pension, retirement, savings, incentive, deferral or similar employee benefit program or arrangement, or authorize the creation of any new or replacement job classifications or staff positions, pay bonuses or other extraordinary compensation, or grant any salary or wage increase except normal individual increases in compensation to employees in accordance with established employee procedures of Lewistown, as the case may be.

          (5) Authorize or make any material change in its business or operations, other than in the Ordinary Course of Business as hereinafter defined; incur any material direct or contingent liabilities or commitments other than in the Ordinary Course of Business; sell or dispose of any shares of its capital stock or lease, sell or dispose of any other material part of its assets, in each case except in the Ordinary Course of Business and for adequate value; establish any new branch banking offices, loan production offices, or other offices, or make any capital expenditures in excess in the aggregate of $5,000 (except for ordinary repairs, renewals or replacements); waive or release any right or cancel or compromise any of its debts or claims except in the Ordinary Course of Business; or otherwise enter into any material contract, transaction or commitment on its behalf, except in the Ordinary Course of Business. For purposes of this Agreement, the Ordinary Course of Business shall consist of the banking business as presently conducted by Lewistown and not prohibited by the Pennsylvania Banking Code (herein referred to as the "Ordinary Course of Business"); or

          (6) Except to the extent which the Board of Directors in good faith believes it is required to discharge its fiduciary duties after consultation with its legal counsel, Lewistown agrees that neither it nor any of its officers and directors shall (and Lewistown shall direct and use its best efforts to cause its employees, agents and representatives including, without limitation, any investment banker, attorney or accountant retained by it not to) initiate, solicit or encourage, directly or indirectly, any inquiries or the making of any proposal or offer (including, without limitation, any proposal or offer to stockholders of Lewistown but excluding the transactions contemplated by this Agreement) with respect to a merger, consolidation or similar transaction involving, or any purchase of all or any significant portion of the assets or any equity securities of, Lewistown (any such proposal or offer being hereinafter referred to as an "Acquisition Proposal") or, engage in any negotiations concerning, or provide any confidential information or data to, or have any discussions with, any person relating to an Acquisition Proposal, or otherwise facilitate any effort or attempt to make or implement an Acquisition Proposal. Lewistown will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing. Lewistown will take the necessary steps to inform the appropriate individuals or entities referred to in the first sentence hereof of the obligations undertaken in this Section 6.2(a)(6). Lewistown will notify Juniata immediately if any such inquiries or proposals are received by, any such information is requested from, or any such negotiations or discussions are sought to be initiated or continued with or on behalf of any corporation, partnership, person or other entity or group other than Juniata with respect to any Acquisition Proposal.

     (b) Prior to the Effective Date, Lewistown shall conduct its business in the ordinary course as heretofore conducted and shall use its best efforts (i) to preserve its respective business and business organization intact, (ii) to keep available to Juniata the services of its present officers (provided, however, that it shall have the right to terminate the employment of any such officer for cause in accordance with its established employee procedures), (iii) to preserve the good will of its customers and others having business relations with it, (iv) to consult with Juniata as to the making of any decisions or the taking of any actions in matters other than in the Ordinary Course of Business, (v) to maintain its properties in customary repair, working order and condition (reasonable wear and tear excepted), (vi) to comply with all laws applicable to it and the conduct of its business, (vii) to keep in force at not less than their present limits all policies of insurance (including deposit insurance of the FDIC with respect to Lewistown), (viii) to make no material change in the general terms, policies and conditions upon which it presently does business other than in the Ordinary Course of Business, (ix) to file in a due and timely manner all reports, tax returns and other documents required to be filed with federal, state, local and other authorities, and (x) unless it is contesting the same in good faith and has established reasonable reserves therefor, to pay when required to be paid all Taxes (as hereinafter defined) indicated by tax returns so filed or otherwise lawfully levied or assessed upon it or any of its properties and to withhold or collect and pay to the proper governmental authorities or hold in separate bank accounts for such payment all Taxes and other assessments which it believes in good faith to be required by law to be so withheld or collected.

     (c) Charge-offs and charge-downs of loans will be taken against Lewistown's allowance for loan losses in the Ordinary Course of Business when the potential loss has been quantified by the executive officers of Lewistown.

     (d) Prior to the Effective Date, Lewistown shall give Juniata and its counsel, financial advisors, and accountants full access, during normal business hours and upon reasonable request, to its properties, books, contracts, commitments and records, and shall furnish Juniata during such period with all such information concerning its affairs as Juniata may reasonably request. The availability or actual delivery of information about Lewistown to Juniata shall not affect the covenants, representations and warranties of Lewistown contained in this Agreement. Juniata shall treat as confidential all such information in the same manner as Juniata treats similar confidential information of its own, and if this Agreement is terminated, Juniata shall continue to treat all such information as confidential and cause its employees and agents to keep all such information confidential and shall return such documents theretofore delivered by Lewistown as Lewistown shall request.

     (e) Lewistown shall cause the Merger and this Agreement to be submitted promptly for the approval of its shareholders at a meeting to be called and held in accordance with the Pennsylvania Banking Code and the BCL. Except as required by applicable fiduciary duties, in the opinion of counsel to Lewistown, the Board of Directors of Lewistown shall recommend in Lewistown's Proxy Statement that the Merger and this Agreement be approved, which recommendation shall not be withdrawn. In addition thereto, concurrently with the execution of this Agreement, each member of Lewistown's Board of Directors shall execute and deliver to Juniata the Directors Letter attached hereto and made a part hereof as Exhibit "B".
                       -----------

     (f) After execution hereof, Lewistown shall deliver to Juniata a correct and complete list of holders of the outstanding Lewistown's Common Stock of record with addresses.

     (g) Lewistown, separately and jointly with Juniata, shall use its best efforts in good faith to take or cause to be taken as promptly as practicable all such steps as shall be necessary to obtain the Government Approvals, and shall do any and all acts and things deemed by Lewistown or Juniata to be necessary or appropriate in order to cause the Merger to be consummated on the terms provided in this Agreement.

     (h) Lewistown shall promptly give written notice to Juniata upon becoming aware of the impending or threatened occurrence of any event which would cause or constitute a breach of any of the agreements, representations and warranties of Lewistown contained or referred to in this Agreement, and shall use its best efforts to prevent the same or remedy the same promptly.

     (i) From and after the date hereof until the Effective Date of the Merger, Lewistown shall not take any actions with respect to its business or operations that in the reasonable judgment of Juniata or its accountants would cause the Merger or any related transaction contemplated by this Agreement to fail to meet the relevant criteria for pooling of interests accounting treatment.

     (j) Lewistown shall cause its auditors, Beard and Company, Inc., to perform audits of the balance sheets of Lewistown as of December 31, 1997, 1996, and 1995 and the related statements of income, changes, and stockholders' equity and cash flows for each of the three (3) years in the period ended December 31, 1997, in accordance with generally-accepted auditing standards, and otherwise in a manner which will provide a reasonable basis for the auditors rendering an opinion that the financial statements referred to above present fairly in all material respects the financial position of Lewistown as of December 31, 1997, 1996, and 1995 and the results of operations and cash flows for each of the three (3) years in the period ended December 31, 1997 in conformity with generally-accepted accounting principles.

     6.3  Agreements of Juniata and Lewistown.

     (a) Each party hereto shall, and shall cause its directors, officers, attorneys and advisors, to maintain, unless otherwise required by applicable law, the confidentiality of all information obtained in connection with this Agreement, including the negotiation and performance thereof, which is not otherwise publicly disclosed by the other party or publicly available, said agreement with respect to confidentiality to survive any termination of this Agreement pursuant to Section 11.1.

     (b) Juniata and Lewistown shall agree with each other as to the form and substance of any press release related to this Agreement or the transactions contemplated hereby, and shall consult each other as to form and substance of other public disclosures related thereto.

                                  ARTICLE VII
                            SECURITIES ACT OF 1933;
                        SECURITIES EXCHANGE ACT OF 1934

     7.1 Juniata shall promptly prepare and file with the SEC a registration statement on Form S-4 (the "Juniata Registration Statement") under and pursuant to the provisions of the 1933 Act for the purpose of registering the offering of Juniata Common Stock. Lewistown in cooperation with Juniata shall promptly prepare for inclusion in the Juniata Registration Statement a proxy statement (the "Proxy Statement") for the purpose of submitting this Agreement to the shareholders of Juniata and Lewistown for approval. The Proxy Statement in definitive form will serve as the prospectus (the "Prospectus") to be included in the Juniata Registration Statement. Juniata and Lewistown shall each provide promptly to the other such information concerning its business and financial condition and affairs as may be required or appropriate for inclusion in the Juniata Registration Statement, the Prospectus or the Proxy Statement, and shall cause its counsel and auditors to cooperate with the other's counsel and auditors in the preparation of the Juniata's Registration Statement, the Prospectus and the Proxy Statement.

     7.2 Juniata and Lewistown shall use their best efforts to have the Juniata Registration Statement declared effective under the 1933 Act as soon as may be practicable, and thereafter Lewistown shall distribute the Proxy Statement to its shareholders in accordance with applicable law and its Articles of Incorporation and Bylaws, not less than twenty (20) business days prior to the date upon which the Merger and this Agreement are submitted to its shareholders for approval. Lewistown shall not mail or otherwise furnish the Proxy Statement to its shareholders unless and until Juniata shall have received letters from Beard and Company, Inc. dated the effective date of the Juniata Registration Statement, to the effect set forth in Section 8.1(j)and 8.2(l).

     7.3 Juniata shall not be required to maintain the effectiveness of the Juniata Registration Statement for the purpose of sale or resale of Juniata Common Stock by any person; provided, however, that Juniata shall file all periodic reports which are required under the 1934 Act in order for Juniata to satisfy the current public information requirement of Rule 144(c), as promulgated under the 1933 Act, as amended.

     7.4 Securities representing shares of the Common Stock issued to Affiliates (as hereinafter defined in Section 8.1(m) hereof) pursuant to this Agreement may be subject to stop transfer orders and may bear a restrictive legend in substantially the following form:

   "The shares represented by this Certificate were issued in a transaction to which Rule 145 promulgated under the Securities Act of 1933, as amended (the "Act"), applies and may be sold or otherwise transferred only in compliance with the limitations of such Rule 145, or upon receipt by Juniata of an opinion of counsel acceptable to it that some other exemption from registration under the Act is available, or pursuant to a registration statement under the Act."

Should an opinion of counsel indicate that the legend and any stop transfer order then in effect with respect to the shares may be removed, Juniata will upon request substitute unlegended securities and remove any stop transfer orders.

                                 ARTICLE VIII
                                  CONDITIONS

     8.1 Conditions to the Obligations of Juniata. The obligations of Juniata under this Agreement are, at its option (subject to the provisions of Section 11.1(a)), subject to fulfillment on or prior to the Effective Date of each of the following conditions:

     (a) Except as affected by the transactions contemplated by this Agreement, the representations and warranties of Lewistown in Section 5.1 shall be true and correct in all material respects on and as of the Effective Date, except as to any representation or warranty which specifically relates to an earlier date.

     (b) Lewistown shall have performed and complied in all material respects with all terms of this Agreement required to be performed or complied with by it on or prior to the Effective Date.

     (c) No material adverse change shall have occurred since September 30, 1997 in the business or financial condition of Lewistown, and Lewistown shall not be engaged in, or a party to or threatened with, any legal action or other proceeding before any court, any arbitrator of any kind or any government agency if, in the reasonable judgment of Juniata, such legal action or proceeding could materially adversely affect the business or financial condition of Lewistown. For purposes of this section, any change in the business or financial condition of Lewistown on a consolidated basis which results from any changes occurring after the date hereof in any federal or state law, rule or regulation, in generally accepted accounting principles or in market rates of interest, which change affects banks or their holding companies generally, shall not be deemed to be a material adverse change.

     (d) This Agreement shall have been duly approved by the affirmative vote of the shareholders of Lewistown owning at least two-thirds (2/3) of its capital stock outstanding at a meeting of shareholders duly called and held after distributing the Proxy Statement to all shareholders entitled to vote at such meeting as required by Section 6.2(e).

     (e) Juniata shall have received a certificate, dated the Effective Date, signed on behalf of Lewistown by its President certifying the fulfillment of the conditions stated in paragraphs (a), (b), and (c) of this Section 8.1 by Lewistown.

     (f) Lewistown shall have delivered to Juniata such documents as may reasonably be requested by Juniata to evidence compliance by Lewistown with the provisions of this Agreement including an opinion of its counsel confirming its representations as set forth in Subsections (a), (c) (l), (o), and (p) of
 Section 5.1 (subject to appropriate assumptions and qualifications), and setting forth counsel's opinion that the Merger has been approved by all necessary corporate action of Lewistown, including the Lewistown shareholders. Lewistown shall also have delivered to Juniata on the Effective Date, a letter of its litigation counsel setting forth pending litigation involving Lewistown which was not previously disclosed in writing to Juniata.

     (g) The Juniata Registration Statement shall have become effective under the 1933 Act, no stop order suspending the effectiveness of such Registration Statement shall be in effect and no proceedings for such purpose shall have been initiated or threatened by or before the SEC. All state securities and "blue sky" permits or approvals required (in the opinion of Juniata) to consummate the transactions contemplated by this Agreement shall have been received.

     (h) All Government Approvals shall be in effect, all conditions or requirements prescribed by law or by any such Approval shall have been satisfied, and all required waiting periods shall have expired; provided, however, that no approval shall be deemed to have been received if it shall require the divestiture or cessation of any of the present businesses or operations conducted by either of the parties hereto or of a subsidiary of or shall impose any other nonstandard condition or requirement, which divestiture, cessation, condition or requirement Juniata reasonably and in good faith determines would (i) have a material adverse effect on the business or financial condition of Juniata and JVB on a consolidated basis or (ii) otherwise materially impair the value of Lewistown to Juniata (in which case Juniata shall promptly notify Lewistown).

     (i) Juniata shall have received an opinion of its counsel, Mette, Evans & Woodside, substantially to the effect that, under the provisions of the Code:

          (1) the Merger of Lewistown with and into JVB upon the terms and conditions of this Agreement will constitute a reorganization within the meaning of Section 368 of the Code and will not result in any recognized gain or loss to Juniata, JVB, or Lewistown;

          (2) except for any cash received in lieu of any fractional share, no gain or loss will be recognized by holders of Lewistown Common Stock who receive Juniata Common Stock in exchange for the shares of Lewistown Common Stock which they hold. A holder of Lewistown Common Stock who receives cash in lieu of a fractional share of Juniata Common Stock will be treated as if he received a fractional share of Juniata Common Stock pursuant to the reorganization and Juniata then redeemed such fractional share for the cash. The holder of Lewistown Common Stock will recognize capital gain or loss on the constructive redemption of the fractional share in an amount equal to the difference between the cash received and the adjusted basis of the fractional share;

          (3) the holding period of Juniata Common Stock received in exchange for Lewistown Common Stock will include the holding period of Lewistown Common Stock for which it is exchanged, assuming the shares of Lewistown Common Stock are capital assets in the hands of the holder thereof on the Effective Date; and

          (4) the basis of Juniata Common Stock received in exchange for Lewistown Common Stock will be the basis of Lewistown Common Stock for which it is exchanged, less any basis attributable to fractional shares for which cash is received.

Such opinion shall be given, subject to the receipt, and the accuracy on the Effective Date of:

     (1)  representations by Juniata satisfactory to such counsel; and

     (2)  representations by Lewistown satisfactory to such counsel.

     (j) Subject to satisfaction of the requirements of Statement on Auditing Standards No. 72 of the American Institute of Certified Public Accountants if applicable, Juniata and its directors and officers shall have received a letter from Beard and Company, Inc. dated the effective date of the Juniata Registration Statement, to be in form and substance satisfactory to Juniata, to the effect that:

          (1) In their opinion, the financial statements of Lewistown examined by them and included in the Juniata Registration Statement comply as to form in all material respects with the applicable accounting requirements of the 1933 Act and the published rules and regulations thereunder; and

          (2) On the basis of limited procedures, not constituting an audit, including a limited review of the unaudited financial statements referred to below, a limited review of the latest available unaudited consolidated interim financial statements of Lewistown, inspection of the minute book of Lewistown since December 31, 1997, inquiries of officials of Lewistown responsible for financial and accounting matters and such other inquiries and procedures as may be specified in such letter, nothing came to their attention that caused them to believe that:

                 (A) any unaudited Balance Sheets, Statements of Income, Statements of Stockholders' Equity and Statements of Cash Flows of Lewistown included in the Juniata Registration Statement are not in conformity with generally accepted accounting principles applied on a basis substantially consistent with that of the audited financial statements covered by their report included in the Juniata Registration Statement;

                 (B) as of a specified date not more than five days prior to the date of delivery of such letter, there have been any changes in the capital stock, decreases in capital surplus or increases in debt of Lewistown as compared with amounts shown in the balance sheet as of December 31, 1997 included in the Juniata Registration Statement, except in each case for such changes, increases or decreases which the Juniata Registration Statement discloses have occurred or may occur and except for such changes, decreases or increases as aforesaid which are immaterial; and

                 (C) for the period from January 1, 1998 to such specified date, there were any decreases in the total or per share amounts of income before securities gains or losses or net income of Lewistown as compared with the comparable period of the preceding year, except in each case for decreases which the Juniata Registration Statement discloses have occurred or may occur, and except for such decreases which are immaterial.

     (k) The aggregate number of shares of Lewistown Common Stock held by persons who have taken all of the steps required prior to the Effective Date to perfect their right (if any) to be paid the fair value of such shares under the BCL("Dissenting Shares") shall not be more as to prevent Juniata from meeting the continuity of business enterprise requirement of Section 368(a)(1)(A) of the Code with respect to the Lewistown acquisition, and the number of Dissenting Shares, the number of shares owned by Juniata or its affiliates, together with the aggregate number of fractional shares with respect to which persons will receive cash in lieu of Juniata Common Stock pursuant to this Agreement, shall be less than ten (10%) percent of the number of outstanding shares of Lewistown Common Stock or such number, if less, which will allow Juniata to account for the Merger as a "pooling of interests".

     (l) Juniata shall have received from each of the persons who, in the opinion of counsel for Juniata, might be deemed to be affiliates of Lewistown under Rule 145 of the Rules and Regulations under the 1933 Act (the "Affiliates"), a signed undertaking satisfactory to Counsel for Juniata, acknowledging and agreeing to abide by the limitations imposed by law in respect of the sale or other disposition of the Juniata Common Stock received by such person pursuant to the Merger. Lewistown agrees to use its best efforts to have each Affiliate enter into the undertakings referred to in this Section 8.1(l) on or prior to the Effective Date.

     (m) This Agreement and the issuance of Juniata Common Stock in connection with the Merger shall have been duly approved by the affirmative vote of a sixty-six and two-thirds (66 and 2/3) percent majority of Juniata's Common Stock outstanding at a duly called meeting of the shareholders of Juniata.

     (n) Juniata and JVB, as the case may be, shall have entered into an Employment Agreement with Francis J. Evanitsky, a copy of which is attached hereto and made a part hereof, which Employment Agreement shall be the valid and enforceable obligations of the parties thereto.

     (o) Juniata shall have received an opinion from Hopper Soliday and Company, Inc. dated as of a date within five (5) business days of the date of the Juniata Proxy Statement to the effect that the consideration to be paid by Juniata to the holders of Lewistown Common Stock is fair from a financial point of view to the Juniata shareholders.

     (p) The financial statements of Lewistown examined by Beard and Company and described in Section 6.2(j) of this Agreement and included in the Juniata Registration Statement do not vary in any material respect from the unaudited financial statements of Lewistown for the years then ended and referred to in
 Section 5.1(f) of this Agreement.

     8.2 Conditions to the Obligations of Lewistown. The obligations of Lewistown under this Agreement are, at its option (subject to the provisions of Section 11.1(a)), subject to the fulfillment on or prior to the Effective Date of each of the following conditions:

          (a) Except as affected by the transactions contemplated by this Agreement and as affected by events occurring or arising after the date first above written in the ordinary course of the business of Juniata which do not materially adversely affect the business of Juniata, the representations and warranties of Juniata in Section 5.2 shall be true and correct in all material respects on and as of the Effective Date, except as to any representation or warranty which specifically relates to an earlier date.

          (b) Juniata shall have performed and complied in all material respects with all terms of this Agreement required to be performed or complied with by it on or prior to the Effective Date. Juniata as the sole shareholder of JVB shall have approved the merger of Juniata into JVB.

          (c) No material adverse change shall have occurred since September 30, 1997 in the business or financial condition of Juniata and JVB on a consolidated basis, and neither Juniata nor JVB shall be engaged in, or a party to or threatened with, any legal action or other proceeding before any court, any arbitrator of any kind or any government agency if, in the reasonable judgment of Lewistown, such legal action or proceeding could materially adversely affect the business or financial condition of Juniata and JVB, considered as a whole. For purposes of this section, any change in the business or financial condition of Juniata on a consolidated basis which results from any changes occurring after the date hereof in any federal or state law, rule or regulation, in generally accepted accounting principles or in market rates of interest, which change affects banks or their holding companies generally, shall not be deemed to be a material adverse change.

          (d) This Agreement shall have been duly approved by the affirmative vote of (i) Lewistown shareholders owning at least two-thirds (2/3) of its capital stock outstanding and (ii) Juniata's shareholders pursuant to Juniata's Articles of Incorporation and the listing requirements of the American Stock Exchange.

          (e) Lewistown shall have received a certificate, dated the Effective Date, signed on behalf of Juniata by its Chairman and Chief Executive Officer or President, certifying the fulfillment of the conditions stated in paragraphs (a), (b), (c), and (d) of this Section 8.2.

          (f) Juniata shall have delivered to Lewistown such documents as may reasonably be requested by Lewistown to evidence compliance by Juniata with the provisions of this Agreement including an opinion of its counsel confirming its representation set forth in Subsections (a), (e), (i), (l), and (m) of Section 5.2 and to the effect that the shares to be issued in the Merger are duly and validly authorized and issued.

          (g) The Juniata Registration Statement shall have become effective under the 1933 Act, no stop order suspending the effectiveness of the Juniata Registration Statement shall be in effect and no proceedings for such purpose shall have been initiated or threatened by or before the SEC. All state securities and "blue sky" permits or approvals required (in the opinion of Lewistown) to consummate the transactions contemplated by this Agreement shall have been received.

          (h) All Government Approvals shall have been received and shall be in effect, all conditions or requirements prescribed by law or by any such Approval shall have been satisfied, and all required waiting periods shall have expired.

          (i) Lewistown shall have received the opinion of Juniata's counsel referred to in Section 8.1(i).

          (j)  the Employment Agreement shall become effective.

          (k) Lewistown shall have received an opinion from RP Financial, LC. dated as of a date within five (5) days of the date of the Lewistown Proxy Statement to the effect that the consideration to be received by the holders of Lewistown common stock pursuant to the Merger is fair from a financial point of view to Lewistown shareholders.

          (l) Subject to satisfaction of the requirements of Statement on Auditing Standards No. 72 of the American Institute of Certified Public Accountants if applicable, Lewistown and its directors and officers shall have received a letter from Beard and Company, Inc. dated the effective date of the Juniata Registration Statement, to be in form and substance satisfactory to Lewistown, to the effect that:

                 (1) In their opinion, the consolidated financial statements of Juniata examined by them and included in the Juniata Registration Statement comply as to form in all material respects with the applicable accounting requirements of the 1933 Act and the published rules and regulations thereunder; and

                 (2) On the basis of limited procedures, not constituting an audit, including a limited review of the unaudited financial statements referred to below, a limited review of the latest available unaudited consolidated interim financial statements of Juniata, inspection of the minute book of Juniata since December 31, 1997, inquiries of officials of Juniata responsible for financial and accounting matters and such other inquiries and procedures as may be specified in such letter, nothing came to their attention that caused them to believe that:

                 (A) any unaudited Balance Sheets, Statements of Income, Statements of Stockholders' Equity and Statements of Cash Flows of Juniata included in the Juniata Registration Statement are not in conformity with generally accepted accounting principles applied on a basis substantially consistent with that of the audited financial statements covered by their report included in the Juniata Registration Statement;

                 (B) as of a specified date not more than five days prior to the date of delivery of such letter, there have been any changes in the capital stock, decreases in capital surplus or increases in debt of Juniata as compared with amounts shown in the balance sheet as of December 31, 1997 included in the Juniata Registration Statement, except in each case for such changes, increases or decreases which the Juniata Registration Statement discloses have occurred or may occur and except for such changes, decreases or increases as aforesaid which are immaterial; and

                 (C) for the period from January 1, 1998 to such specified date, there were any decreases in the total or per share amounts of income before securities gains or losses or net income of Juniata as compared with the comparable period of the preceding year, except in each case for decreases which the Juniata Registration Statement discloses have occurred or may occur, and except for such decreases which are material.

          (m) Juniata and Lewistown shall have been advised in writing by Beard and Company, Inc. on the Effective Date that the Merger should be treated as a pooling transaction for financial accounting purposes.

          (n) The election of the officers and directors of Lewistown to the positions with Juniata set forth in Sections 3.1 and 3.2 shall become effective.

                                  ARTICLE IX
                                    CLOSING

     9.1 The transactions contemplated by this Agreement shall be consummated at a closing (the "Closing") to be held at the executive offices of Juniata at 10:00 a.m. on a date to be designated by Juniata, which date shall not be later than thirty (30) days after the receipt of all required Governmental Approvals and Shareholder approvals and after the expiration of all applicable waiting periods with the Merger to be consummated in such order and after such intermediate steps as the parties hereto may agree. The Closing Date shall (unless otherwise provided) be the Effective Date.

     9.2 At the Closing, the opinions, certificates and other documents required to be delivered by this Agreement shall be delivered.

     9.3 At the Closing, Juniata and Lewistown shall instruct their respective representatives to make or confirm such filings as shall be required in the opinion of counsel to Juniata to give effect to the Merger.

                                   ARTICLE X
                                   EXPENSES

     10.1 Each of the parties hereto agrees to pay, without right of reimbursement from the other party and whether or not the transactions contemplated by this Agreement shall be consummated, the costs incurred by it incident to the performance of its obligations under this Agreement, including, without limitation, costs incident to the preparation of this Agreement, the Juniata Registration Statement, the Prospectus and the Proxy Statement (including the audited financial statements of the parties contained therein) and to the consummation of the Merger and of the other transactions contemplated herein, including the fees and disbursements of counsel, accountants and consultants employed by such party in connection therewith; except that in the event that the transactions contemplated in this Agreement are not consummated for any reason, Juniata and Lewistown shall each pay one-half of (a) the aggregate costs theretofore incurred in printing the Juniata Registration Statement, the Prospectus and the Proxy Statement, (b) the registration fee for the Juniata Registration Statement, and (c) the fees for filing applications for Government Approvals.


                                  ARTICLE XI
              INDEMNIFICATION; DIRECTORS' AND OFFICERS' INSURANCE

     11.1 From and after the Effective Date, JVB agrees to indemnify and hold harmless each present and former director and officer of Lewistown and each officer or employee of Lewistown that is serving or has served as a director or trustee of another entity expressly at Lewistown request or direction (the "Indemnified Parties"), against any and all costs or expenses (including reasonable attorneys' fees), judgments, fines, losses, claims, damages or liabilities (collectively, "Costs") incurred in connection with any and all claims, actions, suits, proceedings or investigations, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters arising out of or in connection with such party's position as, or actions taken as, a director or officer of Lewistown or a subsidiary or director or trustee of another entity at the request or direction of Lewistown, at or prior to the Effective Date, whether asserted or claimed prior to, at or after the Effective Date, to the fullest extent permitted by applicable law (and also advance expenses incurred to the fullest extent permitted by applicable law); provided, however, that JVB shall not have any obligation hereunder to any Indemnified Party when and if a court of competent jurisdiction shall ultimately determine, and such determination shall have become final and nonappealable, that the indemnification of such Indemnified Party in the manner contemplated hereby is prohibited by applicable law. If such indemnity is determined not to be available as a matter of law with respect to any Indemnified Party, then JVB and the Indemnified Party shall contribute to the amount payable in such proportion as is appropriate to reflect relative faults and benefits and other relevant equitable considerations.

     11.2 Any Indemnified Party wishing to claim indemnification under Section 11.1, upon learning of any such claim, action, suit, proceeding or investigation, shall promptly notify JVB thereof, but the failure to so notify shall not relieve JVB of any liability it may have to such Indemnified Party if such failure does not materially prejudice Juniata. In the event of any such claim, action, suit, proceeding or investigation (whether arising before or after the Effective Date): (i) JVB shall have the right to assume the defense thereof and JVB shall not be liable to such Indemnified Parties for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Parties in connection with the defense thereof, except that if Juniata elects not to assume such defense, or counsel for the Indemnified Parties advises that there are issues which raise conflicts of interest between JVB and the Indemnified Parties, the Indemnified Parties may retain counsel satisfactory to them, and JVB shall pay the reasonable fees and expenses of such counsel for the Indemnified Parties promptly as statements therefor are received; (ii) the Indemnified Parties will cooperate in the defense of any such matter; and (iii) JVB shall not be liable for any settlement effected without its prior written consent which shall not be unreasonably withheld.

     11.3 For a period of six years after the Effective Date, JVB shall use all reasonable efforts to cause to be maintained in effect the current policies of directors' and officers' liability insurance maintained by Lewistown (provided that JVB may substitute therefor policies of at least the same coverage and amounts containing terms and conditions which are substantially no less advantageous to such directors and officers) with respect to claims arising from facts or events which occurred before the Effective Date; provided, however, that in no event shall JVB be obligated to expend, in order to maintain or provide insurance coverage pursuant to this Section 11.3, any amount per annum in excess of one hundred fifty percent (150%) of the amount of the annual premiums paid as of the date hereof by Lewistown for such insurance (the "Maximum Amount"). If the amount of the annual premiums necessary to maintain or procure such insurance coverage exceeds the Maximum Amount, Juniata shall use all reasonable efforts to maintain the most advantageous policies of directors' and officers' insurance obtainable for an annual premium equal to the Maximum Amount.

                                  ARTICLE XII
                                  TERMINATION

     12.1  This Agreement may be terminated as follows:

     (a) By the mutual consent of the Board of Directors of both Juniata and Lewistown at any time prior to the consummation of the Merger;

     (b) By the Board of Directors of Juniata on or after September 30, 1998, if (i) any of the conditions in Section 8.1 to which the obligations of Juniata are subject have not been fulfilled, or (ii) such conditions have been fulfilled or waived by Juniata but Lewistown shall have failed to complete the Merger.

     (c)  By the Board of Directors of Juniata if, in its reasonable opinion,
 (i) a material adverse change shall have occurred since September 30, 1997, in the business or financial condition of Lewistown, or (ii) there has been failure on the part of Lewistown to comply with its obligations under this Agreement, or any failure to comply with any condition set forth in Section 8.1.

     (d) By the Board of Directors of Juniata if the Merger and this Agreement are not approved by the affirmative vote of the sixty-six and two-thirds (66 and 2/3) percent majority vote of Juniata's shareholders as required by Juniata's Articles of Incorporation;

     (e) By the Board of Directors of either party if there shall be pending or threatened any material action, proceeding or investigation before any court or administrative agency by any governmental agency or any other person challenging, or seeking material damages in connection with, the Merger.

     (f) By the Board of Directors of Lewistown on or after September 30, 1998, if (i) any of the conditions contained in Section 8.2 to which the obligations of Lewistown are subject have not been fulfilled (provided, however, that if Juniata is engaged at the time in litigation or an appeal procedure relating to an attempt to obtain one or more of the Government Approvals, such non-fulfillment shall not give Lewistown the right to terminate this Agreement for an additional period of three months); or (ii) such conditions have been fulfilled or waived but Juniata shall have failed to complete the Merger.

     (g)  By the Board of Directors of Lewistown if, in its reasonable opinion,
 (i) a material adverse change shall have occurred since September 30, 1997, in the business or financial condition of Juniata or (ii) there has been a failure on the part of Juniata to comply with its obligations under this Agreement, or any failure to comply with any condition set forth in Section 8.2.

     (h) By the Board of Directors of Lewistown if the Merger and this Agreement are not approved by the affirmative vote of Lewistown shareholders having at least two-thirds (2/3) of its capital stock, called pursuant to
 Section 6.2(e) of this Agreement; provided, that Juniata and Lewistown may mutually agree to keep this Agreement in effect and to call an additional meeting of the shareholders of Lewistown to obtain such shareholder approval.

     (i) By the Board of Directors of Lewistown if, prior to the effective date: (1) Juniata executes a letter of intent or other evidence of commitment by Juniata to merge with or be acquired by another financial institution; (2) an actual "change in control" (as defined in the Employment Agreement)of Juniata occurs; or (3) Juniata enters into any agreement relating to a transaction which would require the approval of its shareholders under Juniata's Articles of Incorporation or Bylaws or the BCL.

     The power of termination hereunder may be exercised by Juniata and Lewistown, as the case may be, only by giving written notice, signed on behalf of such party by its Chairman (or President) and Chief Executive Officer, to the other party.

     12.2 Termination of this Agreement shall not terminate or affect the obligations of the parties to pay expenses as provided in Section 10 and shall not affect any agreement after such termination.

                                 ARTICLE XIII
                                 MISCELLANEOUS

     13.1 Any notice or other communication required or permitted under this Agreement or the Bank Merger Agreement shall be effective only if it is in writing and delivered personally or sent by registered or certified mail, postage prepaid, or by recognized overnight delivery service guaranteeing next day delivery, addressed as follows:

 If to Juniata:

     Juniata Valley Financial Corp.
     Box 66 - Bridge & Main Sts.
     Mifflintown, PA 17059

     Attention:  A. Jerome Cook, President and CEO

 With a copy to:

     Mette, Evans & Woodside
     3401 North Front Street
     P. O. Box 5950
     Harrisburg, PA 17110-0950

     Attention:  James A. Ulsh, Esquire

 If to Lewistown:

     Lewistown Trust Company
     100 East Market Street
     P. O. Box 270
     Lewistown, PA 17044

     Attention: Francis J. Evanitsky, Executive Vice President

 With a copy to:

     Barley, Snyder, Senft & Cohen, LLC
     126 East King Street
     Lancaster, PA 17602-2893

     Attention:  Paul G. Mattaini, Esquire

or to such other address as either party may designate by notice to the other, and shall be deemed to have been given upon receipt.

     13.2 Subject to the provisions of Section 12.1(i), Juniata may, prior to the Effective Date of the Merger, consolidate with or merge with or into one or more other banks or bank holding companies so long as Juniata and JVB are the surviving corporations. The terms and conditions of this Agreement shall not be affected by such merger or consolidation, and the shareholders of Lewistown shall receive the common stock of the surviving bank holding company, unless the provisions of Section 8.2(c) or (k) hereof should apply.

     13.3 This Agreement is binding upon and is for the benefit of Juniata and Lewistown and their respective successors and permitted assigns. This Agreement is not made for the benefit of any person, firm, corporation or association not a party hereto and no other person, firm, corporation or association shall acquire or have any right under or by virtue of this Agreement.

     13.4 Except for the agreements of Juniata set forth herein, the representations, warranties and agreements of Juniata and Lewistown contained in this Agreement shall not survive the consummation of the Merger; provided, however, that in the event of the consummation of the Merger, no such representations, warranties or agreements shall be deemed to be terminated so as to deprive Juniata and Lewistown (or any director, officer or controlling person of Juniata and Lewistown) of any defense in law or in equity which otherwise would be available against the claims of any persons, including shareholders.

     13.5 This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania.

     13.6 This Agreement may be executed in several counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     IN WITNESS WHEREOF, Juniata and Lewistown have each caused this Agreement to be signed by its Chief Executive Officer and its corporate seal to be hereunto affixed and attested by the signature of its Secretary, assistant Secretary, a Vice President or its Clerk, all as of the day and year first above written.

                              JUNIATA VALLEY FINANCIAL CORP.
                              By:
 --------------------            ----------------------------------
 Secretary                    President and Chief Executive Officer

                              LEWISTOWN TRUST COMPANY
                              By:
 --------------------            ----------------------------------
 Secretary                    President and Chief Executive Officer